STATEMENT OF RISK

      The companies in which Enercorp, Inc. (the "Company") invests and intends to invest, particularly in the early stages of an investment, often lack effective management, face operating problems and incur substantial losses. Although the Company endeavors to diversify its investments, its operations have been and continue to be subject to all the risks inherent in making an investment in and establishing new business enterprises. These include the limited operating histories of its investee companies and the possibility that the Company will be unable to obtain any return of or on its investments.
      Additional risks of investment in the Company include the fact that some of the Company's investments are valued based on the Board of Director's subjective judgment, the Company's need to make follow-on investments in its investees to protect its positions, the limited liquidity of the Company's investments due to legal, contractual and market restrictions on resales, and the competition which the Company faces from companies with greater experience, resources and managerial capabilities than the Company.
      From time to time, the Company issues information on its operations, as well as that of its investee companies. This information, which is made available in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, may contain forward-looking statements relating to the Company, its current operations and future prospects, as well as information on the current operations and future prospects of its investee companies. These conditions are difficult to predict and may be beyond the control of the Company. The information statements relating to these operations may therefore involve risks and uncertainties that could cause actual results to differ materially from those discussed or projected. The statements issued by the Company should be read in conjunction with the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission, as well as the SEC filings of the Company's investees.